Exhibit 3.3
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DELPHI CORPORATION
          The undersigned, [                    ], certifies that [                    ] [he/she] is the [                     ] of Delphi Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
          The name of the Corporation is “Delphi Corporation.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 16, 1998.
          The Corporation filed a plan of reorganization which, pursuant to Chapter 11 of Title 11 the United States Code, was confirmed by an order, dated [                    ], 2008, of the United States Bankruptcy Court for the Southern District of New York, a court having jurisdiction of a proceeding under the United States Bankruptcy Code, and that such order provides for the making and filing of this Amended and Restated Certificate of Incorporation.
          This Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the corporation’s certificate of incorporation and has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly executed and acknowledged by the officers of the Corporation in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.
          The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
          The name of the corporation (hereinafter referred to as the “CORPORATION”) is “Delphi Corporation.”

ARTICLE II
REGISTERED OFFICE AND AGENT
          The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
          The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware, as from time to time in effect (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
               Section 4.1 Authorized Stock. The Corporation shall be authorized to issue three hundred and twenty-five million (325,000,000) shares of capital stock, of which two hundred and fifty million (250,000,000) shares shall be shares of Common Stock, $0.01 par value per share (the “COMMON STOCK”), and seventy-five million (75,000,000) shares shall be shares of Preferred Stock, $0.01 par value per share (the “PREFERRED STOCK”). Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. The prohibition on the issuance of nonvoting equity securities is included in this certificate of incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).
               Section 4.2 Designation of Preferred Stock Terms. The Preferred Stock may be issued from time to time in one or more classes or series. The board of directors of the Corporation (the “BOARD OF DIRECTORS”) is hereby authorized to provide for the issuance of shares of Preferred Stock in classes or series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “PREFERRED STOCK DESIGNATION”), including the Preferred Stock Designation relating to the 7.5% Series A-1 Senior Convertible Preferred Stock, the 7.5% Series A-2 Senior Convertible Preferred Stock (together with the 7.5% Series A-1 Senior Convertible Preferred Stock, the “SERIES A PREFERRED STOCK”) and the 3.25% Series B Senior Convertible Preferred Stock of the Corporation (collectively, the “INITIAL PREFERRED STOCK DESIGNATION”) and the Preferred Stock Designation relating to the Series C Senior Convertible Preferred Stock (the “SERIES C PREFERRED STOCK DESIGNATION”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, privileges, preferences and other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, determination of the following:
     (a) the designation of the class or series, which may be by distinguishing number, letter or title;
     (b) the number of shares of the class or series, which number the Board of Directors may thereafter (except where otherwise provided in any Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then designated) in the manner permitted by law;
     (c) the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;
     (d) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series shall cumulate;
     (e) if the shares of such class or series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;
     (f) the amount payable out of the assets of the Corporation to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (g) provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;
     (h) restrictions on the issuance of shares of the same class or series or of any other class or series of capital stock of the Corporation, if any; and

     (i) the voting rights and powers, if any, of the holders of shares of the class or series.
               Section 4.3 Powers, Privileges and Rights Pertaining to the Common Stock. The powers, privileges and rights pertaining to the Common Stock shall be subject to the powers, privileges, preferences and rights pertaining to the Preferred Stock and any and all classes or series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters and proposals presented to the stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by another provision of this certificate of incorporation or by any Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters or proposals presented to the stockholders; provided, however, that the holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment of this certificate of incorporation (including any amendment of any provision of any Preferred Stock Designation) that relates to the amendment of the powers, privileges, preferences or rights pertaining to one or more outstanding classes or series of Preferred Stock, or the number of shares of any such class or series, and does not affect the powers, privileges and rights pertaining to the Common Stock if the holders of any of such class or series of Preferred Stock are entitled, separately or together with the holders of any other class or series of Preferred Stock, to vote thereon pursuant to this certificate of incorporation (including any Preferred Stock Designation) or pursuant to the DGCL, unless a vote of holders of shares of Common Stock is otherwise required by any provision of any Preferred Stock Designation or any other provision of this certificate of incorporation or is otherwise required by law. Holders of shares of Preferred Stock (of any class or series) shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, except as may be explicitly provided by any Preferred Stock Designation but shall be entitled to receive notice of all meetings of Stockholders at which they are entitled to vote.
               Section 4.4. General Motors Voting Limitation.1 (a) Any Conversion Shares (as such term is defined in the Series C Preferred Stock Designation) shall be subject to the following limitations: so long as General Motors Corporation (“GM”) or its Affiliates (as defined in the Series C Preferred Stock Designation) beneficially own Conversion Shares, such Conversion Shares shall have no voting rights other than with respect to a Company Sale (as defined in the Series C Preferred Stock Designation) in which the per share consideration to be paid for all Common Stock, including Conversion Shares, is not equal to or greater than the Stated Consideration (as defined in the Series C Preferred Stock Designation); provided, that upon a GM Transfer (as defined in the Series C Preferred Stock Designation) by GM or its Affiliates of such Conversion Shares, the restriction on voting set forth in this Section 4.4 shall no longer apply. For purposes of this Section 4.4, the term “Conversion Shares” shall include any securities paid, issued or distributed in respect of any Conversion Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization or otherwise. Notwithstanding anything to the contrary elsewhere contained in this certificate of incorporation, the affirmative vote of the holders of a

[1]	This Section 4.4 is subject to review of applicable listing processes and, if necessary, the parties will make arrangements to achieve the result intended by this Section 4.4.

majority of the liquidation preference of each of the 7.5% Series A-1 Senior Convertible Preferred Stock, the 7.5% Series A-2 Senior Convertible Preferred Stock and the 3.25% Series B Senior Convertible Preferred Stock, each voting as a separate class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Section 4.4.
ARTICLE V
BYLAWS
               Section 5.1 Amendment, Alteration and Repeal. (a) Bylaws for the Corporation may be adopted, consistent with law and the provisions of this certificate of incorporation (including any Preferred Stock Designation), and, once adopted, any Bylaw may be altered or repealed as set forth herein. At any time that the holders of Series A-1 Preferred Stock (as defined in the Initial Preferred Stock Designation) are entitled to Series A-1 Board Rights (as defined in the Initial Preferred Stock Designation), subject to any Preferred Stock Designation, Bylaws for the Corporation (as the same may be modified, supplemented or amended from time to time, the “BYLAWS”) may be altered or repealed: (i) by the affirmative vote of the holders of a majority of the voting power of all shares of capital stock of the Corporation entitled generally to vote on the election of directors of the Corporation (without reference to any terms of any Preferred Stock providing for special voting rights or restrictions with respect to particular matters) (the “VOTING STOCK”) then outstanding, voting together as a single class; provided, however, that any proposed alteration or repeal of, or the adoption of any Bylaw inconsistent with, Sections 2.8 or 2.9 of Article II or Section 3.1 of Article III of the Bylaws of the Corporation shall require the affirmative vote of Requisite Holders (as defined below); provided, further, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting, or (ii) by the affirmative vote of a majority of the total number of directors then in office; provided, however, that any amendment, alteration or repeal of any Bylaws shall require the affirmative vote of a greater number of the directors or holders of capital stock if so provided by the Bylaws. Notwithstanding anything to the contrary elsewhere contained in this certificate of incorporation, the affirmative vote of Requisite Holders (as defined below), shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Section 5.1. For purposes of this Amended and Restated Certificate of Incorporation, the term “REQUISITE HOLDERS” means (a) at all times prior to [insert date that is 2 years after the Effective Time of the plan of reorganization], the holders of at least 75% of the Voting Stock then outstanding, voting together as a single class and (b) at all times from and after [insert date that is two years after the Effective Time of the plan of reorganization], the holders of at least 66 2/3% of the Voting Stock then outstanding, voting together as a single class.
          (b) At any time that the holders of Series A-1 Preferred Stock are no longer entitled to Series A-1 Board Rights, the Bylaws may be amended, altered or repealed: (i) by the affirmative vote of the holders of a majority of the voting power of all Voting Stock then outstanding and entitled to vote thereon; or (ii) by the affirmative vote of a majority of the total number of directors then in office; provided, however, that any amendment, alteration or repeal of any Bylaws shall require the affirmative vote of a greater number of the directors or holders of capital stock if so provided by the Bylaws.
ARTICLE VI
STOCKHOLDER ACTION
               Section 6.1 Action By Consent In Lieu of a Meeting. At any time after [insert date that is two years after the Effective Time of the Plan of Reorganization] any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if, in accordance with the procedures provided for in the Bylaws (if any), a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation relating to any class or series of stock in respect of action by written consent of the holders of such class or series of stock), the ability of the stockholders to consent in writing to the taking of action without a meeting is hereby specifically denied.
               Section 6.2 Special Meetings. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to the resolution approved by the Board of Directors or (i) at any time prior to [insert date that is two years after the Effective Time of the Plan of Reorganization] upon the request of the holders of at least 15% of the combined voting power of all of the then outstanding shares of the Voting Stock and (ii) at any time after [insert date that is two years after the Effective Time of the Plan of Reorganization] upon the request of holders of at least 10% of the combined voting power of all the then outstanding shares of Voting Stock, in each case in accordance with the procedures provided for in the Bylaws.
               Section 6.3 Stockholder Nomination of Director Candidates and Other Stockholder Proposals. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders shall be given in such manner as shall be provided in the Bylaws.
               Section 6.4 Amendment of this Article VI. The affirmative vote of Requisite Holders shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article VI.
ARTICLE VII
BOARD OF DIRECTORS
               Section 7.1 Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall be constituted as provided in this certificate of incorporation (including any Preferred Stock Designation) and as provided by law.
               Section 7.2 Number, Election and Term of Office. (a) At any time that holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights, the number of directors of the Corporation shall be nine (9), subject to vacancies that are in the process of being filled pursuant to Section 7.4, and at all other times, the number of the directors of the Corporation shall be fixed from time to time (and may be changed) by or in the manner provided in the Bylaws but in any event shall not be less than three (3); provided, however, that:
     (i) no reduction in the number of directors shall end the term of office of any incumbent director prior to the date such director’s term of office would otherwise end; and
     (ii) the Bylaws may provide that the vote of a greater number of the directors may be required for action of the Board of Directors to change the size of the Board of Directors.
          (b) Directors initially shall be divided into three classes immediately after filing this certificate of incorporation with the Secretary of State of the State of Delaware, designated Class I, Class II and Class III. Each class shall consist of three directors. The initial term of the Class I directors shall terminate on the annual meeting of stockholders of the Corporation (each, an “ANNUAL MEETING”) in 2009; the initial term of the Class II directors shall terminate on the 2010 Annual Meeting; and the initial term of the Class III directors shall terminate on the 2011 Annual Meeting. After the later of the time that the holders of Series A-1 Preferred Stock are no longer entitled to Series A-1 Board Rights and the 2011 Annual Meeting (the “CLASSIFIED BOARD EXPIRATION DATE”), directors will no longer be divided into classes. Except as set forth in Section 7.2(d) or Article VIII, at each succeeding Annual Meeting beginning at the 2009 Annual Meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next Annual Meeting after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.
          (c) Immediately after each of (i) the filing of this certificate of incorporation with the Secretary of State of the State of Delaware, (ii) with respect to the Series A Directors (as defined below), after election by the holders of Series A-1 Preferred Stock and (iii) the time of the “Effective Date” as that term is defined in the Corporation’s plan of reorganization has occurred, the Board of Directors shall consist of:
     (i) [INSERT NAME OF APPALOOSA NOMINEE] who shall be a Class III Director;
     (ii) [INSERT NAME OF APPALOOSA NOMINEE] who shall be a Class III Director;

     (iii) [INSERT NAME OF APPALOOSA NOMINEE] who shall be a Class III Director (together with the directors set forth in subsections (i) and (ii) above, and their replacements, the “SERIES A DIRECTORS”);
     (iv) [INSERT NAME OF JOINT INVESTOR DIRECTOR] who shall be a Class II Director, (together with any replacement, the “JOINT INVESTOR DIRECTOR”);
     (v) [INSERT NAME OF UCC DIRECTOR] who shall be a Class II Director;
     (vi) [INSERT NAME OF UCC DIRECTOR] who shall be a Class II Director;
     (vii) [INSERT NAME OF UCC DIRECTOR] who shall be a Class I Director, (together with the directors set forth in subsections (iv), (v) and (vi) above, and their replacements, the “COMMON DIRECTORS”);
     (viii) [INSERT NAME OF EXECUTIVE CHAIRMAN], the Executive Chairman of the Board of Directors, who shall be a Class I Director (the “EXECUTIVE CHAIRMAN”); and
     (ix) Rodney O’Neal, the Chief Executive Officer who shall be a Class I Director (the “CHIEF EXECUTIVE OFFICER” and, together with the Executive Chairman, and their replacements, the “CORPORATION DIRECTORS”).
          (d) At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights, the nominees for election as Common Directors shall be determined by the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors (with the Series A Directors on the Committee not entitled to vote) and be recommended to the Board of Directors for nomination by the Board of Directors. Only holders of Common Stock, Series B Preferred Stock (as defined in the Initial Preferred Stock Designation) and Series A-2 Preferred Stock (as defined in the Initial Preferred Stock Designation) shall vote on the election of the Common Directors.
               Section 7.3 Written Ballot Not Required. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
               Section 7.4 Newly Created Directorships and Vacancies. Except as set forth in Section 7.2 and Article VIII:
     (a) At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights,
     (i) Any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the office of any Series A Director shall be filled (except as otherwise provided in Section 7.4(a)(ii)) by the written consent of the holders of a majority in Series A-1 Liquidation Preference

(as defined in the Initial Preferred Stock Designation) of Series A-1 Preferred Stock;
     (ii) Upon receipt of the written consent pursuant to Section 7.4(a)(i), the Series A-1 Representative (as defined in the Initial Preferred Stock Designation) shall provide the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors with written notice of the name of the person proposed by the holders of shares of Series A Preferred Stock to fill the vacant Series A-1 Director office (the “NOMINEE”). The Nominating, Corporate Governance and Public Issues Committee shall have the right to veto the Nominee pursuant to written notice to the Series A-1 Representative; provided that failure to provide notice of veto as soon as reasonably practicable (but in no event later than fifteen (15) days) after receipt of the written notice specifying the Nominee, shall result in forfeiture of the veto right with regard to the Nominee and the immediate election of the Nominee as a Series A Director;
     (iii) Notwithstanding anything in Section 7.4(a)(ii), upon the veto of any second Nominee with regard to any one (1) Series A Director office vacancy (x) the Nominating, Corporate Governance and Public Issues Committee shall have no further veto rights with regard to such Series A Director office vacancy and (y) the Series A Director office vacancy shall immediately be filled upon the written consent of the holders of a majority of shares of Series A-1 Preferred Stock; and
     (iv) any vacancy (including, but not limited to, vacancies due to resignation, removal, death or incapacitation) in the position of any Common Director or Corporation Director, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, with the Series A-1 Directors not entitled to vote, even though less than a quorum of the Board of Directors and not by the stockholders;
provided, however, that any director of any class elected to fill a vacancy (including any vacancy created by any removal, death or resignation of any director or for any other reason) pursuant to subsections (i) through (iv) of this Section 7.4(a) shall hold office for a term that shall coincide with the remaining term of that class.
     (b) At any time that the holders of Series A-1 Preferred Stock are not entitled to Series A-1 Board Rights, any vacancy on the Board of Directors shall be filled in the manner set forth in the Bylaws.
               Section 7.5 Removal. (a) Prior to the Classified Board Expiration Date, and subject to the rights of any class or series of Preferred Stock to elect and remove directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.
          (b) From and after the Classified Board Expiration Date, and subject to the rights of any class or series of Preferred Stock to elect and remove directors, any director or the entire Board of Directors may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting as a single class.
               Section 7.6 Independence. At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights,
     (a) the Board of Directors at the time a director is selected or nominated, and in the event there are no open vacancies, shall include at least six (6) directors who satisfy all applicable independence requirements of the New York Stock Exchange, or other relevant stock exchange on which the Corporation’s Common Stock is to be traded;
     (b) the Joint Investor Director at the time he or she is nominated or selected shall have no material relationship, and shall not have had such a relationship for the prior three years, with any of Appaloosa Management L.P. (“APPALOOSA”), Harbinger Capital Partners, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities, Goldman, Sachs & Co., and Pardus Special Opportunities Master Fund L.P. (collectively, the “INVESTORS”) or their Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “ACT”)) either directly or as a partner, shareholder or officer of an organization that has a relationship with the Investors; and
     (c) compliance with this Section 7.6 shall be determined by the majority of the total number of directors then in office in its reasonable discretion.
               Section 7.7 Committees of the Board of Directors. At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights,
          (a) A majority of the total number of directors then in office may by resolution designate one or more committees in addition to the standing committees of the Board of Directors consisting of one or more directors of the Corporation, which, to the extent authorized in any resolution of the Board of Directors or the Bylaws and permissible under the laws of the State of Delaware and this certificate of incorporation, shall have and may exercise any or all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee of the Board of Directors shall include at least one Series A Director.
          (b) A majority of the total number of directors then in office shall by resolution, have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee except the standing committees.
          (c) The following committees shall be standing committees of the Board of Directors, the Audit Committee, the Compensation and Executive Development Committee and

the Nominating, Corporate Governance and Public Issues Committee. The members and chairmen of each standing committee of the Board of Directors shall be elected annually by a majority of the total number of directors then in office at the first meeting after each Annual Meeting or at any other time as the board of directors shall determine, but each such committee shall have at least three members. No officer or employee of the Corporation or any subsidiary of the Corporation shall be a member of the Audit Committee, the Nominating, Corporate Governance and Public Issues Committee or the Compensation and Executive Development Committee.
          (d) The Audit Committee shall have responsibility, and may exercise such powers and authority as may be necessary, to select and retain, and to establish the scope of, and oversee the annual audit to be conducted by, the independent auditors for the Corporation and its consolidated subsidiaries, such selection and retention for the ensuing calendar year to be made annually in advance of the Annual Meeting. Such selection and retention may be submitted to the stockholders for ratification or rejection at such meeting. The Audit Committee shall have such other responsibilities, and such powers and authority, as are normally incident to the functions of an audit committee or as may be determined by a majority of the total number of directors then in office. The members of the Audit Committee shall not be eligible to participate in any incentive compensation plan for employees of the Corporation or any of its subsidiaries.
          (e) The Compensation and Executive Development Committee shall determine the compensation of: (a) employees of the Corporation who are directors of the Corporation and (b) after considering the recommendations of the Chief Executive Officer and/or the President of the Corporation, all officers of the Corporation or any other employee of the Corporation or any of its direct or indirect subsidiaries who occupy such other positions as may be designated by the committee from time to time.
     (i) Where any employee benefit or incentive compensation plan affects employees of the Corporation or its subsidiaries whose compensation is to be determined or is subject to review by the Compensation and Executive Development Committee, such plan shall first be submitted to the committee for its review. Any such plan or amendment or modification shall be made effective with respect to such employees only if and to the extent approved by the committee. The committee also shall have and may exercise the powers and authority granted to it by any incentive compensation plan for employees of the Corporation or any of its subsidiaries.
     (ii) The Compensation and Executive Development Committee shall serve as named fiduciary of all benefit plans of the Corporation and its subsidiaries covered by the Employee Retirement Income Security Act of 1974, as from time to time amended, except to the extent that a different person, committee or entity is so designated by the documents governing such plans as approved by the Compensation and Executive Development Committee or the Board of Directors.

     (iii) The Compensation and Executive Development Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by a majority of the total number of directors then in office.
     (iv) A Series A Director shall be the chairman of the Compensation and Executive Development Committee.
          (f) Subject to the provisions of any Preferred Stock Designation, the Nominating, Corporate Governance and Public Issues Committee shall be responsible for matters relating to the governance of the Corporation, except as otherwise explicitly allocated to the Audit Committee or the Compensation and Executive Development Committee. The committee also shall, upon its own initiative or otherwise, inquire as it considers appropriate into all phases of the Corporation’s business activities that relate to matters of public policy. The committee may make recommendations to the Board of Directors to assist it in the formulation and adoption of basic policies calculated to promote the best interests of the Corporation and the communities in which it operates.
     (i) Subject to the provisions of any Preferred Stock Designation and in accordance with Section 7.4, the Nominating, Corporate Governance and Public Issues Committee shall also be responsible for matters relating to service on the Board of Directors, subject to any policies adopted by the Board of Directors. The committee from time to time shall conduct studies of the size and composition of the Board of Directors. Prior to each Annual Meeting, subject to the provisions of any Preferred Stock Designation and in accordance with Section 7.4, the committee shall recommend to the Board of Directors the individuals to constitute the nominees of the Board of Directors, for whose election the Board of Directors will solicit proxies. The committee shall review the qualifications of individuals for consideration as director candidates and shall recommend to the Board of Directors, for its consideration, the names of individuals for election by the Board of Directors, subject to the provisions of any Preferred Stock Designation and Section 7.4. In addition, the committee shall from time to time conduct studies and make recommendations to the Board of Directors regarding compensation of directors.
     (ii) The Nominating, Corporate Governance and Public Issues Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by a majority of the of the total number of directors then in office or explicitly allocated by this certificate of incorporation.

     (iii) Series A Directors shall at no time constitute a majority of the Nominating, Corporate Governance and Public Issues Committee.
          (g) All directors initially appointed to committees, appointed to fill vacancies to committees, or serving as alternate members of any committee must be appointed, and the committee must be constituted, and compliance with the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, or similar applicable independence and qualification requirements.
               Section 7.8 Amendment of this Article VII. At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights, the affirmative vote of Requisite Holders shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article VII.
ARTICLE VIII
OFFICERS
               Section 8.1 Officers. At any time that any shares of the Series A-1 Preferred Stock are outstanding, the Board of Directors shall elect as officers of the Corporation an Executive Chairman, a President and Chief Executive Officer, a Chief Financial Officer and such other officers as set forth in the Bylaws or that the Board of Directors from time to time shall determine to be necessary or appropriate for the conduct of the governance and affairs of the Corporation. Except as provided by law, two (2) or more offices may be held by one individual, except that at any time that Series A-1 Preferred Stock is outstanding the Executive Chairman shall be different from the President and the Chief Executive Officer. Subject to the terms of any Preferred Stock Designation, a majority of the total number of directors then in office shall designate, subject to Section 8.4 from among the officers, a chief financial officer and a chief accounting officer.
               Section 8.2 Executive Chairman of the Board. At any time that any shares of the Series A-1 Preferred Stock are outstanding,
     (a) there shall be an Executive Chairman who shall (if present) preside at all meetings of the stockholders and of the Board of Directors;
     (b) if there shall occur any vacancy in the office of the Executive Chairman prior to [insert one year from date of the initial term of Executive Chairman] the successor Executive Chairman shall be nominated by the holders of Series A-1 Preferred Stock, subject to the approval of the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors. Upon approval by the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors, such candidate shall be recommended for appointment as Executive Chairman and nomination to the Board of Directors;

     (c) if there shall occur any vacancy in the office of the Executive Chairman after [insert one year from date of the initial term of Executive Chairman] the successor Executive Chairman shall be nominated by the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors subject to the approval of the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) in accordance with the Initial Preferred Stock Designation. Upon approval by the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock), such candidate shall be recommended by the Nominating, Corporate Governance and Public Issues Committee of the Board of Directors for appointment as Executive Chairman and nomination to the Board of Directors. The Preferred Stock holders shall vote together with holders of Common Stock on an as-converted basis for the election of the Executive Chairman;
     (d) the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) shall have the right to propose termination of the Executive Chairman, as an officer, prior to [insert one year from date of the initial term of Executive Chairman];
     (e) the Executive Chairman shall be a full-time employee of the Corporation with his or her principal office in the Corporations’ world headquarters in Troy, Michigan and shall devote substantially all of his or her business activity to the business affairs of the Corporation; and
     (f) the Corporation shall, and subject to applicable law and his or her fiduciary duties, the Executive Chairman shall cause the Corporation to, meaningfully consult with the representatives of the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) with respect to the annual budget and material modifications thereto prior to the time it is submitted to the Board of Directors for approval.
               Section 8.3 Chief Executive Officer and/or the President. At any time that any shares of the Series A-1 Preferred Stock are outstanding,
     (a) the Chief Executive Officer and President shall be responsible for the general supervision of the management and the policies and affairs of the Corporation, shall supervise the day to day operations of the Corporation and shall perform the duties, and have the powers and authority, customarily incidental to such office and all such other duties, powers and authority as are determined from time to time by a majority of the total number of directors then in office. As chief executive of the Corporation, he or she shall be responsible to keep the Board of Directors reasonably informed about the business and affairs of the Corporation, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. In the Chief Executive Officer’s general executive capacity he or she shall consult the Executive Chairman in the general supervision of the management and the policies and affairs of the Corporation and shall supervise the day-to-day operations of the Corporation. The President and Chief Executive Officer, shall, in the absence of or because of the inability to act of the Executive Chairman, perform all duties of the Executive Chairman and preside at all meetings of stockholders and of the Board of Directors; and
     (b) the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) shall be entitled to propose individuals for appointment as Chief Executive Officer and can propose the termination of the Chief Executive Officer subject to the vote of the Board of Directors. If the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) proposes the appointment or termination of the Chief Executive Officer, the Board of Directors shall convene and vote on such proposal within ten (10) days of the Board of Directors, receipt of notice (in compliance with the notice requirements set forth in the Bylaws) from the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock); provided, that the then current Chief Executive Officer shall not be entitled to vote on either the appointment or termination of the Chief Executive Officer.
               Section 8.4 Chief Financial Officer. At any time that any shares of Series A-1 Preferred Stock are outstanding, the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) shall be entitled to propose individuals for designation as Chief Financial Officer and can propose the termination of the Chief Financial Officer subject to the vote of a majority of the total number of directors then in office. If the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock) proposes the appointment or termination of the Chief Financial Officer, the Board of Directors shall convene and vote on such proposal within ten (10) days of the Board of Directors’ receipt of notice (in compliance with the notice requirements set forth in the Bylaws) from the Series A-1 Representative (on behalf of the holders of Series A-1 Preferred Stock); provided, that the then current Chief Executive Officer and the President shall not be entitled to vote on either the appointment or termination of the Chief Financial Officer.
               Section 8.5 Amendment to this Article VIII. At any time that the holders of Series A-1 Preferred Stock are entitled to Series A-1 Board Rights, the affirmative vote of Requisite Holders shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article VIII.
ARTICLE IX
LIMITATIONS ON LIABILITY OF AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS
               Section 9.1 Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor the repeal of this Section 9.1 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 9.1 would accrue or arise, prior to such amendment or repeal.
               Section 9.2 Indemnification of Directors and Officers. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
               Section 9.3 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
               Section 9.4 Advancement of Expenses. The rights to indemnification and to the advance of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this certificate of incorporation, the Bylaws of, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
               Section 9.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
               Section 9.6 Repeal or Modification. Any repeal or modification of this Article IX shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
               Section 9.7 Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunity of any nature or type that is from time to time presented to, or comes to the attention of, any of A-D Acquisition Holdings, LLC, Pardus DPH Holding LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Harbinger Del-Auto Investment Company, Ltd. or Goldman, Sachs & Co. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries or any of their directors or officers acting as such (to the extent the business opportunity is brought to such director or officer solely in that capacity)), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.7. Neither the alteration, amendment or repeal of this Section 9.7 nor the adoption of any provision of this certificate of incorporation inconsistent with this Section 9.7 shall eliminate or reduce the effect of this Section 9.7 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 9.7, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
               Section 9.8 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE X
CERTAIN TRANSACTIONS
               Section 10.1 Appaloosa Transactions. So long as Appaloosa owns any shares of Series A-1 Preferred Stock,
     (a) any transactions between the Corporation or any of its subsidiaries, on the one hand, and Appaloosa or its respective affiliates, on the other hand (including any “going private transaction” sponsored by Appaloosa) shall require approval by directors constituting not less than 75% of the Common Directors; and
     (b) any transaction between the Corporation or any of its subsidiaries, on the one hand, and a director, on the other hand (other than any of the Series A Directors) shall require approval by not less than 75% of the number of directors having no material interest in such transaction.

               Section 10.2 Amendment of this Article X. Any proposal to alter, amend or repeal, or to adopt any provision inconsistent with, this Article X shall require the affirmative vote of Requisite Holders.
ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION
               The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this certificate of incorporation, as from time to time in effect, and to add thereto any other provision authorized by the laws of the State of Delaware at the time in force, and, except as may otherwise be explicitly provided by any provision of this certificate of incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this certificate of incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this Article XI. Any provision of this certificate of incorporation may be altered, amended or repealed, and any inconsistent provision may be added, by such action (if any) of the Board of Directors and the stockholders, and otherwise in such manner, as is provided by law; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders otherwise would be required, (a) if any provision of this certificate of incorporation other than this Article XI requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to alter, amend or repeal, or adopt any provision inconsistent with, such provision of this certificate of incorporation; and (b) the vote of stockholders required to alter, amend or repeal, or adopt any provision inconsistent with, this proviso shall be the affirmative vote of Requisite Holders.
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          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this [•] day of [•], 2008.

DELPHI CORPORATION
By:
Name:
Title: